UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
September 30, 2016

INVACARE CORPORATION

(Exact name of Registrant as specified in its charter)

Ohio	001-15103	95-2680965
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Invacare Way, P.O. Box 4028, Elyria, Ohio 44036
(Address of principal executive offices, including zip code)

(440) 329-6000
(Registrant’s telephone number, including area code)

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(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01.	Entry into a Material Definitive Agreement.
On September 30, 2016, Invacare Corporation, an Ohio corporation (the “Company”), completed the sale (the “Transaction”) of its subsidiary, Garden City Medical Inc., a Delaware corporation and wholly-owned subsidiary (“GCM”), dba PMI and Pinnacle Medsource, to Compass Health Brands Corp., a Delaware corporation (the “Purchaser”), pursuant to a Share Purchase Agreement among the Company, the Purchaser and GCM (the “Purchase Agreement”). GCM sources and distributes primarily products under the brand ProBasics™ by PMI.
Upon the closing of the Transaction, the price paid to the Company for GCM was approximately $13,750,000 in cash, which is subject to certain post-closing adjustments required by the Purchase Agreement. The Company estimates net proceeds from the Transaction are approximately $12,925,000, net of taxes and expenses.
The Purchase Agreement contains customary indemnification obligations of each party with respect to breaches of their respective representations, warranties and covenants, and certain other specified matters, which are subject to certain exceptions, terms and limitations described further in the Purchase Agreement.
The parties to the Transaction have made customary representations, warranties and covenants. The representations, warranties and covenants set forth in the Purchase Agreement have been made only for the purposes of such agreement and were solely for the benefit of the parties to the Purchase Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures, may have been made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, the Purchase Agreement is included with this filing only to provide investors with information regarding the terms of the Transaction, and not to provide investors with any other factual information regarding the parties or their respective businesses, and should be read in conjunction with the disclosures in the Company's periodic reports and other filings with the Securities and Exchange Commission.
At the closing of the Transaction, the parties entered into a supply agreement pursuant to which the Company will sell products to GCM for a period of twelve months following the Transaction and a transition services agreement under which the parties agreed to provide certain transitional services with respect to GCM’s business following the Transaction. The Company did not agree to enter into any non-competition obligations with respect to GCM. However, the Company did agree to certain confidentiality obligations with respect to GCM’s business, which obligations are more fully described in the Purchase Agreement.
In connection with the Transaction, on September 30, 2016, the Company entered into an amendment to its Amended and Restated Revolving Credit and Security Agreement with the lenders and agents named therein, which effected certain technical amendments to permit the Transaction and the release of GCM as a guarantor under the agreement.
Neither the Company nor any of its affiliates have had a material relationship with the Purchaser, other than in respect of the Purchase Agreement.
A copy of the Purchase Agreement is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated in this Item 1.01 by reference. The foregoing description of the Purchase Agreement is a summary, does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement.

Item 7.01.	Regulation FD Disclosure.
A press release announcing the Transaction was issued by the Company on September 30, 2016. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
After issuance of the press release on September 30, 2016, the Company discovered a correction to be made to the release with respect to the amount of earnings before tax disclosed for Garden City Medical Inc. for the first six months ended June 30, 2016. The release disclosed that earnings before tax were “approximately $1.3 million” and should have instead disclosed earnings before tax of “approximately $0.9 million.” The Company hereby updates and corrects the disclosure in the second sentence of the fourth paragraph of the press release to read in its entirety as follows: “For the first six months ended June 30, 2016, net external sales for Garden City Medical Inc. were approximately $18.2 million, and earnings before tax were approximately $0.9 million.” The corrected financial disclosure excludes intercompany sales of ProBasics products and related profit at Garden City Medical Inc., and other Company entities. The previously disclosed earnings before tax of approximately $1.3 million included earnings before tax on both external and intercompany sales at Garden City Medical Inc., although it did not include related profit at other Company entities.
Item 9.01.    Financial Statements and Exhibits.
(d)     Exhibits.

Exhibit Number	Description
2.1
Share Purchase Agreement among Invacare Corporation, Garden City Medical Inc. and Compass Health Brands Corp., dated September 30, 2016. (Pursuant to Item 601(b)(2) of Regulation S-K, the registrant hereby agrees to supplementally furnish to the Securities and Exchange Commission upon request any omitted schedule or exhibit to the agreement.)

99.1	Press Release, dated September 30, 2016

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVACARE CORPORATION
(Registrant)

Date: October 3, 2016	By:	/s/ Robert K. Gudbranson
Robert K. Gudbranson
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description
2.1
Share Purchase Agreement among Invacare Corporation, Garden City Medical Inc. and Compass Health Brands Corp., dated September 30, 2016. (Pursuant to Item 601(b)(2) of Regulation S-K, the registrant hereby agrees to supplementally furnish to the Securities and Exchange Commission upon request any omitted schedule or exhibit to the agreement.)

99.1	Press Release, dated September 30, 2016